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                                                                EXHIBIT 99.5


                         MERCER MUTUAL INSURANCE COMPANY
                               10 NORTH HIGHWAY 31
                          PENNINGTON, NEW JERSEY 08534

                   NOTICE OF SPECIAL MEETING OF POLICYHOLDERS

                  Notice is hereby given that a Special Meeting of Policyholders (the "Special Meeting") of Mercer Mutual Insurance Company ("Mercer Mutual" or the "Company") will be held at___________________________________,
_____________________________, on ___________________, ______________________
2003, at 9:00 a.m. Business to be considered at the Special Meeting shall be:

         (1) To consider and vote upon the Plan of Conversion from Mutual to Stock Organization (the "Plan") providing for the conversion of Mercer Mutual from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company, and certain related transactions including the adoption of Amended and Restated Articles of Incorporation of Mercer Mutual.

         (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

                  As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

                  Under the Bylaws of Mercer Mutual, each named insured under a policy of insurance issued by Mercer Mutual that was in force at the close of business on December 13, 2002, is a policyholder entitled to vote, except that each such policy is entitled to only one vote at the Special Meeting.

                                 BY THE ORDER OF THE BOARD OF DIRECTORS

                                 _______________________________________________
                                 Andrew R. Speaker
                                 President, Chief Executive Officer and Director

______________, 2003
Pennington, New Jersey

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                  YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS
PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

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                         MERCER MUTUAL INSURANCE COMPANY

                                 PROXY STATEMENT

                  YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF MERCER MUTUAL INSURANCE COMPANY FOR USE AT A SPECIAL MEETING OF ITS POLICYHOLDERS TO BE HELD ON ______________, 2003, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.

                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE PLAN OF CONVERSION FROM MUTUAL TO STOCK ORGANIZATION OF MERCER MUTUAL.

                                  INTRODUCTION

                  Purpose of Meeting. A Special Meeting of Policyholders (the "Special Meeting") of Mercer Mutual Insurance Company ("Mercer Mutual" or the "Company") will be held at ____________________________________________________,
______________________________________, on ______________, ___________, 2003, at
9:00 a.m., local time. The purpose of the Special Meeting is to consider and vote upon a Plan of Conversion from Mutual to Stock Organization (the "Plan"). The Plan was unanimously adopted by the Company's Board of Directors and if approved by two-thirds of the votes cast at the Special Meeting by named insureds under policies of insurance issued by the Company that were in force at the close of business on December 13, 2002 (the "Voting Record Date"), will permit the Company to convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company (the "Conversion") and become a wholly owned subsidiary of Mercer Insurance Group, Inc. (the "Holding Company") pursuant to the provisions of the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act (the "Act"). The Holding Company is a Pennsylvania corporation formed by Mercer Mutual for the purpose of becoming its holding company upon the completion of the Conversion. All statements made in this Proxy Statement regarding the Plan are qualified in their entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

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              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

                  The Board of Directors of the Company has determined that, in accordance with the Bylaws of the Company and the terms of the Plan, each named insured under an insurance policy issued by the Company that was in force at the close of business on the Voting Record Date is a member who is entitled to notice of and to vote at the Special Meeting (an "Eligible Policyholder"). Each Eligible Policyholder will be entitled at the Special Meeting to cast one vote for each insurance policy under which such Voting Member is the named insured as of the Voting Record Date; provided, however, that only one vote may be cast for each insurance policy in force as of the Voting Record Date. Thus, an Eligible Policyholder under more than one insurance policy in force as of the Voting Record Date shall have more than one vote, but if there is more than one Eligible Policyholder under an insurance policy in force as of the Voting Record Date, those Eligible Policyholders shall collectively have only one vote with respect to such insurance policy.

                  Seven Eligible Policyholders must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting. As of the Voting Record Date, the Company had _______ policies outstanding with respect to which Eligible Policyholders would be entitled to cast a total of _______ votes at the Special Meeting.

                  Eligible Policyholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. If no contrary instructions are given, such proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Special Meeting and voting in person.

                  In the event that conflicting proxies are received from more than one Eligible Policyholder with respect to the same policy, the proxyholders will vote in accordance with the instructions of a majority of such Eligible Policyholders and, in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.

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                  The Company has retained Sandler O'Neill & Partners, L.P.
("Sandler O'Neill") to act as conversion agent in connection with the Conversion. As part of its duties as conversion agent, Sandler O'Neill will solicit proxies in favor of the Plan. Mercer Mutual will pay Sandler O'Neill a fee of $______ and its reasonable out-of-pocket expenses incurred fulfilling its duties as conversion agent. Independent agents of the Company, as the primary contact between the Company and policyholders, frequently can be expected to be the initial contact with policyholders and, as a result, may obtain proxies in favor of the Plan. The Company expects to reimburse agents for their reasonable expenses. Proxies also may be solicited by officers, directors or other employees of the Company, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Company only for their expenses incurred in connection with this solicitation.

                  The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.

                          MERCER INSURANCE GROUP, INC.

                  Mercer Insurance Group, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania at the direction of the Board of Directors of Mercer Mutual for the purpose of serving as a holding company of Mercer Mutual upon the acquisition of all of the capital stock issued by Mercer Mutual in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of Mercer Mutual and between approximately $____ million and $____ million of the net proceeds from the Offerings (as hereinafter defined). The Holding Company's principal business will be to hold the stock of Mercer Mutual. The Holding Company also may provide management services to Mercer Mutual.

                  The holding company structure will permit the Holding Company to expand the services currently offered through Mercer Mutual, although there are no definitive plans or arrangements for expansion at present. The Holding Company will have greater flexibility than Mercer Mutual to diversify its business activities through existing or newly-formed subsidiaries or through acquisition or merger with other insurance companies or financial service institutions.

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After the Conversion, the Holding Company will be subject to regulation by the
Pennsylvania Insurance Department (the "Department").

                  The Holding Company's executive offices are located at 10 North Highway 31, Pennington, New Jersey, and its telephone number is (609) 737-0426.

                         MERCER MUTUAL INSURANCE COMPANY

                  Mercer Mutual was organized and commenced operations in 1844. Mercer Mutual currently operates as a Pennsylvania mutual insurance company through its main office located in Pennington, New Jersey and its branch office located in Lock Haven, Pennsylvania. Mercer Mutual owns all of the stock of Queenstown Holding Company, Inc., which owns all of the stock of Mercer Insurance Company of New Jersey, Inc., an insurance company licensed to do business in New Jersey. Mercer Mutual owns a 49% interest in Franklin Holding Company, Inc. ("FHC"), which owns all of the stock of Franklin Insurance Company, an insurance company licensed to do business in Pennsylvania. Mercer Mutual and its subsidiaries are primarily engaged in the business of writing property and casualty insurance policies and is licensed to write insurance in Pennsylvania and New Jersey. For the year ended December 31, 2002, Mercer Mutual and its consolidated subsidiaries, which includes FHC, had revenue of $43.0 million and net income of $2.6 million. For the three months ended March 31, 2003, Mercer Mutual and its consolidated subsidiaries had revenue of $____ million and net income of $________. At March 31, 2003, Mercer Mutual and its consolidated subsidiaries had assets of $____ million, total equity of $____ million and over _______ property and casualty policies in force.

                  Mercer Mutual is, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department.

                  Mercer Mutual's executive offices are located at 10 North Highway 31, Pennington, New Jersey, and its telephone number is (609)737-0426.

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                      DESCRIPTION OF THE PLAN OF CONVERSION

GENERAL

                  Effective as of December 13, 2002, Mercer Mutual adopted a Plan of Conversion under the Act. The Plan of Conversion was amended and restated as of March 19, 2003 and April 15, 2003. Pursuant to the Plan, Mercer Mutual will: (i) convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company, which will be accomplished by the amendment of its Articles of Incorporation to authorize the issuance of capital stock and to comply with the requirements of a Pennsylvania stock corporation, and (ii) issue all of its authorized capital stock to the Holding Company in exchange for 50% of the net cash proceeds to be received by the Holding Company from the sale of Holding Company Common Stock. The Holding Company will offer for sale between [4,165,000] and [ 6,261,111] shares of Holding Company Common Stock at a price of $10.00 per share (including shares to be issued to a Holding Company employee stock ownership plan ("ESOP")). This amount was determined based upon an independent valuation of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company. The valuation was performed by Griffin Financial Group, LLC ("Griffin"). See "-- Appraisal of the Company" and "-- The Offering of Holding Company Common Stock."

                  The Conversion is contingent upon approval of the Plan by Eligible Policyholders of the Company. The Department approved the Plan on ___________, 2003, subject to the Plan's approval by the Eligible Policyholders of the Company and subject to the satisfaction of certain other conditions imposed by the Department in its approval. A copy of the Department order approving the Conversion is attached as Exhibit B. DEPARTMENT APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

BACKGROUND AND REASONS FOR THE CONVERSION

         Mercer Mutual adopted a prior plan of conversion on October 17, 1997 (the "Prior Plan"). It did so because the Board of Directors of Mercer Mutual believed a critical success factor for the Company was growth. The Board of Directors believed growth was important because it would permit Mercer Mutual to diversify its geographic and product line risk and achieve economies of scale that would allow it to remain competitive. In particular, the Board of

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Directors believed that Mercer Mutual's performance would be enhanced if it could grow geographically, thereby reducing its New Jersey property risk exposure. The Board of Directors also concluded that the mutual form of organization denied Mercer Mutual access to capital and impaired its ability fund growth. As a result, the Prior Plan was adopted.

         After the Prior Plan was adopted, Mercer Mutual received an unsolicited offer to acquire the Company from Franklin Mutual, a New Jersey mutual insurance company whose premium revenue was derived almost exclusively from insureds located in the State of New Jersey. Mercer Mutual rejected this offer because the Board of Directors believed that a merger with Franklin Mutual was inconsistent with its strategic direction, especially its desire to achieve geographic diversification. Despite Mercer Mutual's rejection of Franklin Mutual's unsolicited offer, Franklin Mutual waged a proxy contest against the Prior Plan. It was able to do so because Franklin Mutual was a policyholder of Mercer Mutual, and therefore a voting member. At the special meeting of policyholders held to vote upon the Prior Plan, approximately 57% of the votes cast were in favor of the Prior Plan. However, under the Act, a two-thirds supermajority of votes cast is required; therefore the Prior Plan was not approved. Accordingly, Mercer Mutual terminated the Prior Plan.

         The defeat of the Prior Plan did not alter the strategic vision of the Board of Directors of Mercer Mutual. Growth was and remains a critical corporate objective and eventual conversion from mutual to stock form has continued to be a component of Mercer Mutual's strategic plan.

         Despite the impediments to growth caused by the failure to convert to a stock institution in 1997, Mercer Mutual was able to generate some internal growth and diversify its geographic risk. Direct premium revenue, on a GAAP basis, has increased from $28.5 million for the year ended December 31, 1997, to $50.9 million for the year ended December 31, 2002. A significant part of this revenue growth was achieved through the acquisition of a 49% interest in FHC, which owns 100% of the capital stock of Franklin Insurance Company, a Pennsylvania property and casualty insurance company ("FIC"). Mercer Mutual and FIC pool revenues and, for GAAP purposes, the financial condition and results of operations of FHC are consolidated with Mercer Mutual's financial results. All of FIC's premium revenues are derived from insureds located in Pennsylvania and therefore the acquisition of FIC has allowed Mercer Mutual to achieve

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geographic diversification as well. Approximately 23% of Mercer Mutual's premium revenue is now derived from insureds located in Pennsylvania.

         Although conversion from mutual to stock form remained an objective of Mercer Mutual, material obstacles to achievement of this goal existed until recently. First, Mercer Mutual believed that a respite from the controversy caused by Franklin Mutual regarding the Prior Plan was necessary to maintain sound customer and agent relationships. A second obstacle to conversion was that Franklin Mutual initiated litigation on March 8, 2000, against Mercer Mutual's directors alleging that they manipulated the date of Mercer Mutual's annual meetings in an attempt to disenfranchise Franklin Mutual and unlawfully terminated Franklin Mutual's policies of insurance. (Mercer Mutual had terminated Franklin Mutual's policies because they did not conform to Mercer Mutual's pre-existing underwriting guidelines; Franklin Mutual appealed this termination to the New Jersey Department of Banking and Insurance, which upheld the termination.) Because of Franklin Mutual's successful effort to defeat the Prior Plan, the Mercer Mutual Board of Directors viewed conversion during the pendency of this litigation as an unacceptable risk because Franklin Mutual could use the litigation as a platform from which to oppose any conversion. This litigation was settled in August 2002. Under the terms of the settlement agreement, Franklin Mutual agreed to terminate the litigation and refrain from interfering in any future conversion of Mercer Mutual in any way, including making an unsolicited offer to acquire Mercer Mutual, waging a proxy contest in opposition to a conversion, or financing any other party with respect to the same. In exchange for Franklin Mutual's commitment, Mercer Mutual agreed to pay Franklin Mutual the sum of $125,000 and to grant Franklin Mutual the right to buy stock in any conversion on the same basis as if Franklin Mutual were a policyholder.

         Shortly after this last obstacle to conversion was removed, management of Mercer Mutual engaged Griffin Financial Group, LLC, as its financial advisor ("Griffin"), and Stevens and Lee, as its counsel, to assist the Board in connection with a review of Mercer Mutual's strategic alternatives. Griffin and Stevens and Lee are affiliated businesses. Each was engaged by Mercer Mutual separately. Stevens and Lee was engaged to provide independent legal advice in connection with the conversion. Griffin was engaged to perform the valuation and provide financial advisory services, especially in connection with Mercer Mutual's consideration of its strategic alternatives. Other than a legal review of the engagement letters between Mercer Mutual and Griffin, we do not believe there is any real or apparent conflict of interest because of the affiliation between Griffin and Stevens and Lee. Stevens and Lee did not advise Mercer Mutual in connection with the negotiation of the engagement of Griffin. Neither Stevens and Lee's legal fees nor Griffin's valuation fee is contingent upon successful completion of the conversion. Although Griffin's financial advisory fee is contingent, completion of the transaction is not contingent upon any opinion or other action to be delivered or taken by Stevens and Lee. A presentation concerning strategic alternatives was made to the Board of Directors on September 30, 2002, as the first step in its decision-making process. A second meeting was planned for October 10, 2002. A number of strategic options were considered at the September 30, 2002, meeting, including remaining a mutual, mutual to stock conversion, formation of a mutual holding company, making a public offering of the stock of a subsidiary,

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and mutual merger. With respect to a mutual to stock conversion, three alternatives were considered. A conversion similar to the Prior Plan that would use the subscription rights model provided for in the Act; a conversion in which all surplus of the company would be distributed to policyholders and a concurrent public stock offering would be effected; and a subscription rights conversion in which a partial distribution of surplus would be made to policyholders on one of several possible bases. The presentation also included a preliminary analysis of the potential appraised value of Mercer Mutual in a subscription rights conversion. The Board of Directors carefully reviewed its options and requested that additional analysis be prepared and discussed at the meeting scheduled for October 10, 2002.

         At the October 10, 2002, meeting the Board of Directors unanimously directed counsel to prepare a plan of conversion from mutual to stock form using the same subscription rights conversion model contained in the Prior Plan and provided for in the Act. Each of the other strategic options was rejected for the following reasons:

                  - The option of remaining a mutual was rejected because it was inconsistent with the long-term strategic vision of the Board of Directors. For similar reasons, a merger with another mutual was rejected as inconsistent with Mercer Mutual's strategic plan and also because of an absence of attractive candidates.

                  - Formation of a mutual holding company followed by a public offering and a "downstream" public offering of a subsidiary were both eliminated as options because neither transaction is attractive to the capital markets, especially if the ultimate parent is a small company like Mercer Mutual. In addition, the Board believed that the mutual holding company structure is not a favored regulatory structure.

                  - Of the mutual to stock conversion options examined, the Board concluded that, unlike the transactions undertaken by large life insurance companies, distributing surplus to policyholders coupled with a public stock offering is not economically feasible for the vast majority of smaller property and casualty insurance companies, including Mercer Mutual.

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                  -        The Board examined a subscription rights conversion
                           coupled with a partial distribution of surplus to policyholders. The Board concluded that a transaction of this nature would be complicated, would raise less capital than a standard subscription rights conversion and was not necessary to secure policyholder approval.

         Based on the foregoing review of strategic options, the Board of Directors of Mercer Mutual concluded that a plan of conversion that utilizes the subscription rights model set forth in the Act is the most appropriate course for the Company and is in the best interests of Mercer Mutual, its policyholders, and the communities that it serves. The Board of Directors of Mercer Mutual believes it is important to attract new capital in order to: (i) increase statutory surplus (and thereby strengthen policyholder protection),
(ii) support current operations, (iii) achieve diversification of risk through product growth, (iv) fund geographic expansion both through acquisition and increased agency representation, (v) provide increased opportunities for existing employees, and (vi) create new jobs. It is the further desire of the Board of Directors and the management of Mercer Mutual to reorganize the Company as a wholly-owned subsidiary of the Holding Company. The Board of Directors and management believe a holding company structure will enhance and improve operational flexibility and facilitate product expansion and acquisitions. This will result in diversification of risk and enable Mercer Mutual to compete more effectively with other insurance companies.

         After completion of the Conversion, the unissued Holding Company Common Stock and the preferred stock authorized by the Holding Company's Articles of Incorporation will permit the Holding Company to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Holding Company has no plans with respect to additional offerings of securities following the Conversion, other than the proposed issuance of additional shares to FHC shareholders (see "FHC SHARE EXCHANGE TRANSACTIONS") and Franklin Mutual (see "FRANKLIN MUTUAL PURCHASE OPTION") and upon exercise of any options granted, or the grant of any restricted stock awards, under the Holding Company's proposed stock compensation plan.

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THE OFFERING OF HOLDING COMPANY COMMON STOCK

                  In connection with the Plan, the Holding Company is concurrently offering for sale Holding Company Common Stock through the issuance of nontransferable subscription rights (the "Subscription Offering"), first, to Eligible Policyholders, second, to the ESOP, and third, to the directors, officers and employees of the Company. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the ESOP shall have the right to purchase in the aggregate up to ten percent (10%) of the number of shares of Holding Company Common Stock issued in the Conversion.

                  THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL SHARES OF HOLDING COMPANY COMMON STOCK. SUCH OFFER SHALL BE MADE ONLY BY MEANS OF THE PROSPECTUS THAT ACCOMPANIES THIS PROXY STATEMENT. PLEASE REVIEW THE PROSPECTUS CAREFULLY BEFORE INVESTING. THE PROSPECTUS CONTAINS DETAILED INFORMATION CONCERNING THE SUBSCRIPTION OFFERING, INCLUDING:

         - A DISCUSSION OF THE RISKS OF INVESTING IN SHARES OF HOLDING COMPANY COMMON STOCK;

         -        HISTORICAL FINANCIAL DATA FOR MERCER MUTUAL;

         -        PRO FORMA FINANCIAL DATA FOR THE HOLDING COMPANY;

         - A DISCUSSION OF MERCER MUTUAL'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS;

         - A REVIEW OF THE TAX CONSEQUENCES OF THE CONVERSION TO MERCER MUTUAL AND ITS POLICYHOLDERS;

         -        INFORMATION CONCERNING MANAGEMENT AND MANAGEMENT COMPENSATION;
                  AND

         - A DISCUSSION OF THE HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS.

                  Concurrently with the Subscription Offering, shares of Holding Company Common Stock not sold in the Subscription Offering are being offered to the general public in a community offering (the "Community Offering"). In the Community Offering preference will be given to (i) natural persons and trusts of natural persons who are permanent residents of the State of New Jersey and the Commonwealth of Pennsylvania (the "Local Community"), (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is a corporation, partnership,

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limited liability company or other entity, (iii) licensed insurance agencies who have been appointed by the Company to market and distribute polices of insurance, and their owners, (iv) named insureds under policies of insurance issued by the Company after December 13, 2002, and (v) providers of goods or services to Mercer Mutual. The term "resident," as used in relation to the preference afforded natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, on-going, non-transitory presence within one of the counties in the Local Community) and continues to reside in the Local Community at the time of the Community Offering. In all cases, the determination as to whether a potential purchaser is a "resident" of the Local Community shall be determined in the sole discretion of the Holding Company. Sales of Holding Company Common Stock in the Community Offering will be subject to the prior rights of holders of subscription rights and the right of the Holding Company, in its absolute discretion, to reject orders in the Community Offering in whole or in part and for any reason or no reason. The Subscription Offering and the Community Offering (collectively, the "Conversion Offerings") will be managed by Sandler O'Neill.

                  Any shares of Holding Company Common Stock not purchased in the Conversion Offerings may, in the absolute discretion of the Holding Company, be offered for sale to the general public through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill (the "Syndicated Community Offering"). The Conversion Offerings and the Syndicated Community Offering, if any, are hereinafter collectively referred to as the "Offerings."

                  The Holding Company Common Stock issued in the Offerings will be freely transferable under the Securities Act of 1933, as amended (the "1933 Act"); provided, however that shares issued to directors and officers of Mercer Mutual or of the Holding Company will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act, and will be subject to additional transfer restrictions under the 1933 Act.

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VALUATION OF THE COMPANY

                  The Act requires that the aggregate purchase price of the Holding Company Common Stock to be issued in the Conversion be equal to the fair market value of such shares based upon an independent valuation of the estimated consolidated pro forma market value of Mercer Mutual following the Conversion as a subsidiary of the Holding Company. Griffin, a firm experienced in corporate valuations, has made an independent appraisal of the estimated consolidated pro forma market value of Mercer Mutual (the "Valuation") as a subsidiary of the Holding Company and has determined that, as of January 2, 2003, such estimated consolidated pro forma market value ranged from $[41,650,000] to $[56,350,000] (the "Estimated Valuation Range"). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the "Purchase Price"). Accordingly, the Holding Company will offer between [4,165,000] and [5,635,000] shares of Holding Company Common Stock in the Offerings, except that the Holding Company may issue up to [6,261,111] shares if necessary to satisfy the ESOP's subscription rights to purchase 10% of the shares issued in the Conversion. THE VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OR AS ANY FORM OF ASSURANCE THAT, AFTER THE CONVERSION, THE SHARES CAN BE RESOLD AT OR ABOVE THE PURCHASE PRICE. The Valuation considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the Valuation, Griffin relied upon and assumed the accuracy and completeness of financial and statistical information provided by Mercer Mutual. Griffin did not verify the unaudited consolidated financial statements of Mercer Mutual as of and for the three months ended March 31, 2003, or the audited consolidated financial statements of Mercer Mutual as of and for the years ended December 31, 2002, 2001 and 2000, or independently value the assets of Mercer Mutual. The Valuation will be further updated immediately prior to the completion of the Conversion.

                  The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers if the aggregate purchase price is not less than the minimum or more than the maximum of the Estimated Valuation Range, which maximum may be increased if necessary to satisfy the ESOP's subscription rights. Based on the Purchase Price and excluding shares issued to the ESOP, the total number of shares of Holding Company

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Common Stock that may be issued without a resolicitation of subscribers is from
[4,165,000] to [5,635,000] shares. If less than the minimum number of shares offered is sold, all subscriptions will be canceled and all funds will be returned to subscribers.

AMENDMENT OF ARTICLES OF INCORPORATION.

                  The Conversion will be accomplished by filing Articles of Conversion of Mercer Mutual. Upon completion of the Conversion, Mercer Mutual will issue all of its newly issued shares of common stock (2,100,000 shares) to the Holding Company in exchange for one-half of the net cash proceeds from the Offerings. None of Mercer Mutual's assets will be distributed in order to effect the Conversion, other than to pay expenses incident thereto.

                  The proposed amendment and restatement of Mercer Mutual's existing Articles of Incorporation is an integral part of the Plan. A copy of the proposed Amended and Restated Articles of Incorporation of Mercer Mutual are attached to this Proxy Statement as Exhibit C.

EFFECT OF THE CONVERSION ON POLICYHOLDERS

                  General. Each policyholder in a mutual insurance company, such as the Company, has certain interests in the insurance company in addition to the contractual right to insurance coverage afforded by the policyholder's policy of insurance. These interests are: (i) the right to vote with respect to the election of directors of Mercer Mutual and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of Mercer Mutual or a merger of Mercer Mutual, (ii) the right to receive dividends if, as and when declared by the Board of Directors of Mercer Mutual (Mercer Mutual has never declared a policyholder dividend and does not anticipate doing so in the future), and (iii) in the unlikely event of a solvent dissolution of Mercer Mutual, the possible right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of Mercer Mutual. However, these interests are incident to, and contingent upon the existence of, the underlying insurance policy. These interests have no tangible market value separate from the insurance policy and a policyholder who terminates his policy automatically forfeits the interests in Mercer Mutual described above. Upon the completion of the Conversion, the interests of Mercer Mutual's policyholders, other than their contractual rights under insurance policies, will be terminated as a result of the Conversion.

                  IF THE PLAN IS NOT APPROVED BY THE REQUISITE VOTE OF THE ELIGIBLE POLICYHOLDERS OR IF THE CONVERSION FAILS TO BE COMPLETED FOR ANY OTHER REASON, MERCER MUTUAL WILL CONTINUE ITS EXISTENCE AS AN INDEPENDENT MUTUAL INSURANCE COMPANY.

                  Continuity of Insurance Coverage and Business Operations. THE CONVERSION WILL NOT AFFECT THE CONTRACTUAL RIGHTS OF POLICYHOLDERS TO INSURANCE PROTECTION UNDER THEIR INDIVIDUAL INSURANCE POLICIES WITH MERCER MUTUAL. During and after the Conversion, the normal business of Mercer Mutual of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Mercer Mutual will continue to provide services for policyholders under current policies and by its present management and staff.

                  The Board of Directors serving Mercer Mutual at the time of the Conversion will serve as the Board of Directors of Mercer Mutual after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Mercer Mutual:
Roland D. Boehm, H. Thomas Davis, William Fogler, William C. Hart, George T. Hornyak, Jr., Richard U. Niedt, Andrew R. Speaker, Richard G. Van Noy and ______________. All officers of Mercer Mutual at the time of the Conversion will retain their positions with Mercer Mutual after the Conversion.

                  Voting Rights. Upon completion of the Conversion, the voting rights of all policyholders in Mercer Mutual will terminate and policyholders will no longer have the right to elect the directors of Mercer Mutual. Instead, voting rights in Mercer Mutual will be vested exclusively in the Holding Company, which will own all the capital stock of Mercer Mutual. Voting rights in the Holding Company will be vested exclusively in the shareholders of the Holding Company. Each holder of Holding Company Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company's Articles of Incorporation, Bylaws and to the provisions of Pennsylvania and federal law.

                  Dividends. The Conversion will not affect the right of a policyholder to receive dividends from Mercer Mutual in accordance with the terms of the policyholder's existing policy of insurance, which provides that dividends will be paid only if, as and when declared by the Board of Directors of Mercer Mutual. However, Mercer Mutual has never declared a policyholder dividend and does not anticipate doing so in the future, whether or not Mercer Mutual converts to stock form. With respect to the Holding Company, its shareholders, including Eligible Policyholders who purchase shares of Holding Company Common Stock in the Subscription Offering, will have the exclusive right to receive dividends paid by the Holding Company.

                  Rights Upon Dissolution. Although the matter is not free from doubt under Pennsylvania law, upon the solvent dissolution of Mercer Mutual, policyholders may be entitled to a distribution of any remaining surplus. After the Conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus in the unlikely occurrence of a solvent dissolution of Mercer Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Mercer Mutual.

         Tax Effects.

                  In General.

                  The Company has obtained from the Internal Revenue Service (the "IRS") a private letter ruling (the "PLR") concerning the material tax effects of the Conversion and the Subscription Offering to Mercer Mutual, Eligible Policyholders, and certain other participants in the Subscription Offering. The PLR confirms, among other things, that the Conversion of Mercer Mutual from a mutual to stock form of corporation will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes: (i) no gain or loss will be recognized by Mercer Mutual in the pre-Conversion mutual or post-Conversion stock form as a result of the Conversion; (ii) Mercer Mutual's basis in its assets, holding period for its assets, net operating loss carry forward, if any, capital loss carry forward, if any, earnings and profits and accounting methods will not be affected by the Conversion; (iii) as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value; (iv) the basis of the Holding Company Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of such stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised by the Eligible Policyholder; and (v) the holding period of the Holding Company Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of Holding Company Common Stock purchased by an Eligible Policyholder will begin on the date following the date on which the stock is purchased.

                  Subscription Rights.

                  Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. Nevertheless, the IRS has ruled in the PLR that any gain realized by an Eligible Policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised. The amount of gain recognized by each Eligible Policyholder will equal the fair market value of subscription rights received by the Eligible Policyholder. If an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, such Eligible Policyholder should recognize a corresponding loss upon the expiration or lapse of such Eligible Policyholder's unexercised subscription rights. The amount of such loss should equal the gain previously recognized upon receipt of such unexercised subscription rights, although such loss may not have the same character as the corresponding gain. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the receipt of the subscription rights should constitute a capital gain, and provided the Holding Company Common Stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset, the resulting loss upon expiration of such subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each Eligible Policyholder during the Subscription Offering.

                  In the opinion of Griffin, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in the Subscription Offering without charge, and afford the holder only the right to purchase shares of Holding Company Common

Stock in the Subscription Offering at a price equal to its estimated fair market value, which is the same price at which such stock will be sold to purchasers in the Community Offering or the Syndicated Community Offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the Subscription Offering.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER WHICH MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND ELIGIBLE POLICYHOLDERS WHO ARE EMPLOYEES OF AN INSURANCE COMPANY OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

                  To the extent permitted by law, all interpretations of the Plan by the Board of Directors of Mercer Mutual and the Board of Directors of the Holding Company will be final, conclusive and binding upon all persons. The Plan may be amended at any time by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual, subject to the Department's approval of such amendment. The Plan may be amended at any time after it is approved by Eligible Policyholders of Mercer Mutual and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual then in office; provided, however, that any such amendment shall be subject to approval by the Department; and provided further, that, if such amendment is determined by the Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose.

                  In the event the Department adopts regulations containing mandatory or optional provisions applicable to the Conversion prior to its effective date, the Plan may be amended to conform to those regulations at any time prior to the effective date by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual, and no resolicitation of proxies or further approval by the Eligible Policyholders shall be required.

TERMINATION

                  The Plan may be terminated at any time before it is approved by Eligible Policyholders by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual.

CERTAIN BENEFITS TO EMPLOYEES & DIRECTORS

                  The ESOP is expected to purchase 10% of the shares of Holding Company Common Stock sold in the Conversion, which will be awarded to substantially all employees without payment by such persons of cash consideration. Under the ESOP, shares of Holding Company Common Stock will be allocated annually to employees of Mercer Mutual over a 10 year period on the basis of their respective annual wages. Employees must be employed at least 1,000 hours in a calendar year in order to receive an allocation. In addition, the Holding Company intends to adopt a Stock Compensation Plan, pursuant to which the Holding Company intends: (i) to award to employees and directors of the Holding Company up to 4% of the number of shares of Holding Company Common Stock sold in the Conversion without payment, and (ii) grant options to acquire Holding Company Common Stock to employees and directors of Mercer Mutual and the Holding Company, in an amount up to 10% of the number of shares of Holding Company Common Stock sold in the Conversion. The Stock Compensation Plan is subject to approval by the Holding Company's shareholders at the first annual meeting of shareholders to be held no sooner than six months after the consummation of the Conversion. No decisions concerning the number of shares to be awarded or options to be granted to any director or employee have been made at this time. For a more detailed description of the benefits to employees and directors, see the accompanying prospectus.

                       THE FHC SHARE EXCHANGE TRANSACTIONS

         The Insurance Company is the owner of 49% of the outstanding Class A Voting common stock, approximately 49% of the outstanding Class B Non-Voting common stock, and 50% of the outstanding Series A Preferred Stock, of FHC, a Delaware insurance holding company that is authorized to issue 1,036,450 shares of stock, consisting of Class A Voting Common Stock ("Class A Stock"), Class B Non-Voting Common Stock ("Class B Stock"), Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), and Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock").

         Mercer Mutual acquired its 102,900 shares of the Class A Stock and options to acquire shares of the Class B Stock pursuant to a stock purchase agreement among Mercer Mutual, as buyer, H. Thomas Davis ("Davis") and FHC, dated April 6, 2001 (the "Stock Purchase Agreement"). The Stock Purchase Agreement included, as a condition to the parties' obligations, a requirement that Mercer Mutual, Davis and FHC execute a Shareholders Agreement (the "FHC Shareholders Agreement"). The FHC Shareholders Agreement provides Mercer Mutual and Davis with exchange rights in the event of the conversion of Mercer Mutual from the mutual form of organization to the stock form of organization. These rights permit Davis and Mercer Mutual to exchange Holding Company stock for all of Davis' shares of FHC capital stock based upon a formula that is dependent on the performance of Mercer Mutual.

         Mercer Mutual acquired its 5,000 shares of Series A Preferred Stock pursuant to a stock purchase agreement among Mercer Mutual, as buyer, and certain unrelated individuals, as selling shareholders, (the "Series A Preferred Stock Purchase Agreement"). The Amended and Restated Certificate of Incorporation of FHC provides Mercer Mutual and FHC Class B Stockholders, FHC Series A Preferred Stockholders and FHC Series B Preferred Stockholders with exchange rights in the event of the conversion of Mercer Mutual from the mutual form of organization to the stock form of organization.

         Mercer Mutual and Davis have agreed that Davis and the Converted Company will execute the share exchange transactions contemplated by the FHC Shareholders Agreement. Accordingly, on the Effective Date, upon consummation of the Conversion, the Holding Company will transfer and deliver shares of Holding Company Common Stock (the "Exchange Shares") to Mercer Mutual, which will immediately transfer and deliver the Exchange Shares to Davis in exchange for Davis' transfer and delivery of his FHC shares to Mercer Mutual

         Mercer Mutual expects the FHC Series A Preferred Stockholders and the FHC Series B Preferred Stockholders will agree to execute the respective exchange transactions as contemplated by the provisions of the FHC Amended and Restate Certificate of Incorporation. Accordingly, on the Effective Date, upon consummation of the Conversion, the Holding Company will transfer and deliver the Exchange Shares to Mercer Mutual, which will immediately transfer and deliver the Exchange Shares to the FHC Series A Preferred Stockholders and the FHC Series B Preferred Stockholders, respectively, in exchange for their transfer and delivery of their Series A Preferred Stock and their Series B Preferred Stock, respectively, to Mercer Mutual.

         Mercer Mutual projects that approximately [488,000] shares of Holding Company Common Stock will be issued in the FHC Share Exchange Transactions. The exchange of Holding Company Common Stock, with Davis, the Series A Preferred Stockholders and the Series B Preferred Stockholders will occur upon, but are otherwise functionally unrelated to, the consummation of the Conversion. The issuance of these shares of Holding Company Common Stock will be in addition to the shares of Holding Company Common Stock issued in the Conversion. Upon consummation of the FHC Share Exchange Transactions, Mercer Mutual will own all of the issued and outstanding common and preferred stock of FHC, and former FHC shareholders will own approximately [5.18]% to [7.47]% of the Holding Company's issued and outstanding stock. Because the amount of Exchange Shares issued will be dependent on the performance of Mercer Mutual as of the date of exchange, the exact number of shares to be exchanged cannot be determined at this time.

                         FRANKLIN MUTUAL PURCHASE OPTION

         Franklin Mutual Insurance Company, a New Jersey-chartered mutual insurance company, has the right to purchase the same number of shares of Holding Company stock as an Eligible Policyholder can purchase under the Plan (the "Purchase Option"). Franklin Mutual acquired the Purchase Option prior to the adoption of the Plan pursuant to an agreement that was executed by and between Franklin Mutual and Mercer Mutual during August 2002 (the "Settlement Agreement"), to settle a legal action that was commenced by Franklin against the directors of Mercer Mutual on or about March 8, 2000, as a result of Mercer Mutual's termination of certain policies of insurance that were originally issued by Mercer Mutual to Franklin Mutual and the scheduling of Mercer Mutual's annual meeting of members. Franklin Mutual will acquire Holding Company stock, if at all, only if Franklin Mutual elects to exercise its Purchase Option upon consummation of the Conversion.

         Mercer Mutual has no knowledge of whether Franklin Mutual will exercise its Purchase Option.

                     THE COMPANY'S ARTICLES OF INCORPORATION
                                   AND BYLAWS

                  The following is a summary of certain provisions of the Amended and Restated Articles of Incorporation and Bylaws of Mercer Mutual, which will become effective upon the completion of the Conversion.

                  Mercer Mutual's Amended and Restated Articles of Incorporation will authorize Mercer Mutual to issue 2,100,000 shares of common stock, $1.00 par value per share. All of Mercer Mutual's outstanding common stock will be issued to and owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of Mercer Mutual after the Conversion will be vested in the Board of Directors of the Holding Company. A VOTE IN FAVOR OF THE PLAN ALSO WILL CONSTITUTE A VOTE TO APPROVE THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MERCER MUTUAL.

                  Mercer Mutual's Bylaws will provide that the number of directors of Mercer Mutual shall not be fewer than seven, with the exact number to be determined by the Board of Directors. The proposed Bylaws will provide that the number of directors will not be staggered, so that all of the members of the Board will be elected each year.

                  Mercer Mutual's Amended and Restated Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of Mercer Mutual, and, if and to the extent required by law, approved by the Department and the shareholders of Mercer Mutual (i.e., the Holding Company). The Bylaws may be amended by a majority vote of the Board of Directors of Mercer Mutual or by a majority vote of the outstanding shares of voting stock of Mercer Mutual at a meeting called for such purpose.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS OF MERCER MUTUAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN. VOTING IN

FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE HOLDING COMPANY COMMON STOCK IN THE OFFERINGS.

                             ADDITIONAL INFORMATION

                  YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF MERCER MUTUAL AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                  THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HOLDING COMPANY COMMON STOCK. SUCH OFFERS MAY BE MADE ONLY BY THE PROSPECTUS.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             ___________________________________
                             Andrew R. Speaker
                             President, Chief Executive Officer and Director

_____________, 2003
Pennington, New Jersey

                         MERCER MUTUAL INSURANCE COMPANY

                  I/We hereby appoint Roland D. Boehm and George T. Hornyak, Jr., or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent me/us and to vote for me/us as designated on the reverse side, at the Special Meeting of Policyholders to be held on ____________________, 2003, or any adjournment thereof.

                  This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE PLAN OF CONVERSION AND THE RELATED AMENDMENT AND RESTATEMENT OF MERCER MUTUAL'S ARTICLES OF INCORPORATION. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Special Meeting of Policyholders or any adjournment thereof.

                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                    Please vote and sign on the other side.

                  [X] Please mark your vote as in this example.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

                  Approval for Plan of Conversion and the related amendment and restatement of Mercer Mutual's articles of incorporation

                  FOR     [ ]        AGAINST     [ ]       ABSTAIN     [ ]

                                                  The undersigned hereby
                                                  acknowledges receipt of the
                                                  Proxy Statement dated
                                                  ________________, 2003 and
                                                  hereby revokes any proxy or
                                                  proxies heretofore given to
                                                  vote at said meeting or any
                                                  adjournment thereof.

                                                  _____________________Number
                                                  planning to attend the
                                                  Special Meeting.

                                                  (PLEASE DATE, SIGN AND RETURN
                                                  THIS PROXY IN THE ENCLOSED
                                                  ADDRESSED ENVELOPE)

Signature ____________________________________________ Date ___________, 2003
Signatures if held jointly. Please sign exactly as name appears hereon.

                                   EXHIBIT "A"
                               PLAN OF CONVERSION

                                   EXHIBIT "B"
                      PENNSYLVANIA INSURANCE DEPARTMENT ORDER

                                  EXHIBIT "C"


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            MERCER INSURANCE COMPANY

         FIRST. The name of the company is Mercer Insurance Company.

         SECOND. The location and post office address of the registered office of the company in this Commonwealth is One Glenhardie Corporate Center, 100 Mercer Drive, Lock Haven, PA 17745.

         THIRD. The company was originally created and organized under the laws of the Commonwealth of Pennsylvania pursuant to Articles of Domestication filed with the Department of State on October 16, 1997 and these Amended and Restated Articles of Incorporation are adopted both pursuant to the provisions of the Business Corporation Law of 1988 (the "BCL"), as amended, and the Pennsylvania Insurance Company Mutual to Stock Conversion Act, as amended. The purpose of the company is and it shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which company may be incorporated under the BCL, including the business of insurance.

         FOURTH. The term of the company's existence is perpetual.

         FIFTH. The aggregate number of shares of capital stock which the company shall have authority to issue is Two Million One Hundred Thousand (2,100,000) shares of common stock, $1.00 par value per share.

         SIXTH. The shareholders of the company shall not have the right to cumulate their votes for the election of directors.

         SEVENTH. No provision of these Amended and Restated Articles of Incorporation may be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is:

                  (a)      adopted by the Board of Directors;

                  (b) approved by the Pennsylvania Department of Insurance, if and to the extent that such approval is required by law; and

                  (c) approved by the shareholders of the company, if and to the extent that such approval is required by law.